Exhibit 99.1

SoundThinking, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

Full Year 2025 Revenues Increased 2% to $104.1 Million, the Highest Annual Revenues in Company History

Company Updates Full Year 2026 Revenue Guidance Range to $109.0 Million to $111.0 Million, Representing 6% Year-Over-Year Growth at the Midpoint, and Updates Full Year 2026 Adjusted EBITDA Margin Guidance Range to 16% to 18%. ARR Expected to Increase from $95.4 Million at the Beginning of 2026 to Approximately $110.0 Million at the Beginning of 2027

FREMONT, CA – March 3, 2026 – SoundThinking, Inc. (Nasdaq: SSTI) (“SoundThinking” or the “Company”), a leading public safety technology company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Financial and Operational Highlights

•
Revenues increased 6% to $24.8 million, compared to $23.4 million for the same quarter of 2024.
•
Gross profit increased 8% to $12.6 million (51% of revenues), compared to $11.7 million (50% of revenues) for the same quarter of 2024.
•
GAAP net loss totaled $2.8 million, compared to GAAP net loss of $4.1 million for the same quarter of 2024.
•
Adjusted EBITDA1 totaled $1.3 million (5% of revenues), compared to $1.7 million (7% of revenues) for the same quarter of 2024.
•
Went “live” with ShotSpotter in 1 new city and 4 expansions with current customers.

1 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Full Year 2025 Financial and Operational Highlights

•
Revenues increased 2% to a record $104.1 million, compared to $102.0 million in 2024.
•
Gross profit decreased 2% to $56.6 million (54% of revenues), compared to $57.9 million (57% of revenues) in 2024.
•
GAAP net loss totaled $9.4 million, compared to GAAP net loss of $9.2 million in 2024.
•
Adjusted EBITDA2 totaled $12.6 million (12% of revenues), compared to $14.4 million (14% of revenues) in 2024.
•
Annual recurring revenue2 starting on January 1, 2026 was $95.4 million, compared to $95.6 million on January 1, 2025. Revenue retention rate2 was 99%, related to the loss of the Chicago ShotSpotter contract in 2024, compared to 105% in 2024.
•
Sales and marketing spend per $1.00 of new annualized contract value2 was $0.56, compared to $0.63 in 2024.
•
Went “live” with ShotSpotter in 10 new cities, 2 universities and 11 expansions with current customers.

2 See the section below titled “Non-GAAP Financial Measures and Key Business Metrics” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss), annual recurring revenue, revenue retention rate and sales and marketing spend per $1.00 of new annualized contract value.

Management Commentary

“2025 was a transitional year for SoundThinking,” said President and CEO Ralph Clark. “Despite encountering some headwinds, we delivered record full year revenue of $104.1 million, representing a 2% increase. We accomplished that while maintaining low double digit Adjusted EBITDA margin profitability. We also continued to expand our customer footprint and strengthen the operating leverage of our platform through decisive actions to increase our investments in innovation, AI-driven capabilities, and go-to-market execution that we believe are bearing fruit.”

“While the delay of a few new contracts and key contract renewals impacted results, underlying demand for our solutions remains strong and converting that demand into bookings remains a top priority. We are entering 2026 with a realigned sales organization, refreshed go-to-market strategies and healthy pipeline expansion across both existing and new markets. As we move forward, we remain focused on executing against our strategic growth priorities to enter into new vertical expansion markets, grow our recurring revenue base and improve margins to expand our leadership position as an integrated public safety technology platform. Consistent with our focus on creating value, we are also reviewing the business to identify opportunities to drive efficiencies across the organization.”

“We are confident in our ability to drive growth, reduce costs and deliver increasing value for our customers and shareholders.”

Fourth Quarter 2025 Financial Results

Revenues for the fourth quarter of 2025 were $24.8 million, compared to $23.4 million for the same quarter of 2024. The increase in revenue was due to new bookings partially offset by approximately $1.6 million of revenue from Chicago in the fourth quarter of 2024 that was not present in the same period in 2025.

Gross profit for the fourth quarter of 2025 was $12.6 million (51% of revenues), compared to $11.7 million (50% of revenues) for the same period in 2024.

Total operating expenses for the fourth quarter of 2025 were $15.1 million, compared to $15.5 million for the same period in 2024.

Net loss for the fourth quarter of 2025 totaled $2.8 million or $(0.22) per basic share and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding), compared to net loss of $4.1 million or $(0.32) per basic and diluted share (based on 12.6 million basic and diluted weighted-average shares outstanding), for the same period in 2024.

Adjusted EBITDA for the fourth quarter of 2025 totaled $1.3 million, compared to $1.7 million in the same period last year.

At quarter end, the Company had $15.8 million in cash and cash equivalents, $28.6 million in accounts receivable and contract assets, net, $43.9 million in deferred revenue, $4.0 million in debt outstanding, and approximately $36.0 million available on our credit facility.

Full Year 2025 Financial Results

Revenues in 2025 increased 2% to $104.1 million from $102.0 million in 2024. The increase in revenues was primarily due to new and expanding customer subscriptions partially offset by approximately $9 million of revenue from Chicago in 2024 that was not present in 2025.

Gross profit in 2025 decreased 2% to $56.6 million (54% of revenues) from $57.9 million (57% of revenues) for the same period in 2024.

Total operating expenses in 2025 decreased 1% to $65.4 million from $65.7 million in 2024.

Net loss in 2025 totaled $9.4 million or $(0.74) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding), compared to net loss in 2024 which totaled $9.2 million or $(0.72) per basic and diluted share (based on 12.7 million basic and diluted weighted-average shares outstanding).

Adjusted EBITDA for 2025 totaled $12.6 million, compared to $14.4 million in 2024.

Financial Outlook

The Company is lowering its full year 2026 revenue guidance range to $109.0 million to $111.0 million, representing 6% year-over-year growth at the midpoint. The Company is also lowering its Adjusted EBITDA margin guidance to 16% to 18% for the full year 2026. The Company expects ARR to increase from $95.4 million at the beginning of 2026 to approximately $110.0 million at the start of 2027.

The Company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The Company has not reconciled its Adjusted EBITDA outlook to GAAP net income (loss) due to the uncertainty and variability of interest income (expense), income taxes, depreciation and amortization, stock-based compensation expenses and acquisition-related expenses, including adjustments to the Company’s contingent consideration obligation, which are reconciling items between Adjusted EBITDA and GAAP net income (loss). Because the Company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income (loss) is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income (loss). For more information, see “Non-GAAP Financial Measures and Key Business Metrics” below.

Conference Call

SoundThinking will hold a conference call today March 3, 2026 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period. Those wishing to participate via webcast should access the call through SoundThinking’s Investor Relations website at https://ir.soundthinking.com/. Those wishing to participate via telephone may dial in at 1-877-407-8029 (USA) or 1-201-689-8029 (International). The replay will be available via webcast through SoundThinking’s Investor Relations website.

Non-GAAP Financial Measures and Key Business Metrics

Adjusted Net Income (Loss): Adjusted net income (loss), a non-GAAP financial measure, represents the Company’s net income (loss) before acquisition-related expenses, including adjustments to the Company's contingent consideration obligation, restructuring expense and loss from disposal of fixed assets.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the Company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, restructuring costs and losses on restructuring related fixed asset disposals, stock-based compensation expense, and acquisition-related expenses, including adjustments to the Company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the Company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the Company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the Company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of GAAP net loss, the most directly comparable GAAP measure, to adjusted net loss, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(2,772)	$(4,079)	$(9,420)	$(9,180)
Less:
Restructuring expense	197	(10)	197	336
Loss on disposal of fixed assets	—	18	—	23
Change in fair value of contingent consideration	—	—	—	(554)
Adjusted net loss	$(2,575)	$(4,071)	$(9,223)	$(9,375)
Net loss per share, basic and diluted	$(0.22)	$(0.32)	$(0.74)	$(0.72)
Adjusted net loss per share, basic and diluted	$(0.20)	$(0.32)	$(0.73)	$(0.74)
Weighted-average shares used in computing net loss per share and adjusted net loss per share, basic and diluted	12,748,874	12,589,833	12,717,901	12,710,236

The following table presents a reconciliation of Adjusted EBITDA to GAAP net loss, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
GAAP net loss	$(2,772)	$(4,079)	$(9,420)	$(9,180)
Less:
Interest (income) expense, net	1	(22)	19	154
Income taxes	85	111	113	778
Depreciation, amortization and impairment	2,593	2,699	10,282	10,673
Restructuring expense	197	(10)	197	336
Loss on disposal of fixed assets	—	18	—	23
Stock-based compensation expense	1,148	3,000	11,445	12,128
Change in fair value of contingent consideration	—	—	—	(554)
Adjusted EBITDA	$1,252	$1,717	$12,636	$14,358

Annual Recurring Revenue (ARR): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

Revenue Retention Rate: We calculate our revenue retention rate for each year by dividing the (a) total revenues for such year from those customers who were customers during the corresponding prior year by (b) the total revenues from all customers in the corresponding prior year. For the purposes of calculating our revenue retention rate, we count as customers all entities with which we had contracts in the applicable year. Revenue retention rate for any given period does not include revenues attributable to customers first acquired during such period. We focus on our revenue retention rate because we believe that this metric provides insight into revenues related to and retention of existing customers. If our revenue retention rate for a year exceeds 100%, this indicates a low churn and means that the revenues retained during the year, including from customer expansions, more than offset the revenues that we lost from customers that did not renew their contracts during the year.

Sales and Marketing Spend per $1.00 of New Annualized Contract Value: We calculate sales and marketing spend annually as the total sales and marketing expense during a year divided by the first 12 months of contract value for contracts entered into during the same year. We use this metric to measure the efficiency of our sales and marketing efforts in acquiring customers, renewing customer contracts, and expanding their coverage areas.

Forward-Looking Statements

This press release and earnings call referencing this press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company’s expectations for its estimated revenue and Adjusted EBITDA for 2026, the Company's expectations for the increase in its ARR, ability to drive profitable growth, enter into new vertical expansion markets and build upon existing contracts and partnerships, including in the United States and internationally, the potential entry into and renewal of customer contracts, including execution of the delayed contracts, the timing of such entry or renewal, and the Company’s plan to continue innovating and executing against its strategic and financial growth priorities to deliver meaningful value to its stakeholders, the Company's expectations of benefits through integration of AI-driven capabilities, operating momentum, sales pipeline, revenue growth, operating leverage and margin expansion in 2026 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to enter into new contracts or renew its contract with key customers and the timing of such entry or renewal; the Company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the Company’s ability to maintain and increase sales, including sales of the Company’s newer product lines and through expansion into new vertical markets; the availability of funding for the Company’s customers to purchase the Company’s solutions; the complexity, expense and time associated with contracting with government entities; the Company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the Company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the Company’s solutions; changes in federal funding available to support local law enforcement; the Company’s ability to deploy and deliver its solutions; the Company’s ability to maintain and enhance its brand; and the Company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the Company’s most recent annual report on Form 10-K and other subsequent SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release and the earnings call referencing this press release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that delivers AI- and data-driven solutions for law enforcement, civic leadership, and security professionals. SoundThinking is trusted by more than 300 customers and has worked with approximately 2,100 agencies to drive more efficient, effective, and equitable public safety outcomes. The company’s SafetySmartTM platform includes ShotSpotter®, the leading acoustic gunshot detection system; CrimeTracerTM, the leading law enforcement search engine; CaseBuilderTM, a one-stop investigation management system; ResourceRouterTM, software that directs patrol and community anti-violence resources to help maximize their impact; SafePointe®, an AI-based weapons detection system; and PlateRangerTM powered by Rekor®, a leading ALPR solution. SoundThinking has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Ankit Hira

Solebury Strategic Communications for SoundThinking, Inc.

+1 (203) 546 0444

ahira@soleburystrat.com

SoundThinking, Inc.

Consolidated Statements of Operations

(In thousands except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$24,789	$23,411	$104,127	$102,031
Costs
Cost of revenues	12,050	11,511	47,055	43,542
Impairment of property and equipment	124	193	434	605
Total costs	12,174	11,704	47,489	44,147
Gross profit	12,615	11,707	56,638	57,884

Operating expenses
Sales and marketing	6,520	6,523	26,100	28,138
Research and development	3,958	3,484	15,866	13,925
General and administrative	4,469	5,515	23,207	23,894
Change in fair value of contingent consideration	—	—	—	(554)
Restructuring expense	197	(10)	197	336
Total operating expenses	15,144	15,512	65,370	65,739
Operating loss	(2,529)	(3,805)	(8,732)	(7,855)
Other income (expense), net
Interest income (expense), net	(1)	22	(19)	(154)
Other expense, net	(157)	(185)	(556)	(393)
Total other expense, net	(158)	(163)	(575)	(547)
Loss before income taxes	(2,687)	(3,968)	(9,307)	(8,402)
Provision for income taxes	85	111	113	778
Net loss	$(2,772)	$(4,079)	$(9,420)	$(9,180)
Net loss per share, basic and diluted	$(0.22)	$(0.32)	$(0.74)	$(0.72)
Weighted-average shares used in computing net loss per share, basic and diluted	12,748,874	12,589,833	12,717,901	12,710,236

SoundThinking, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

(Unaudited)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$15,797	$13,183
Accounts receivable and contract asset, net	28,570	25,464
Prepaid expenses and other current assets	4,225	4,881
Total current assets	48,592	43,528
Property and equipment, net	18,816	20,131
Operating lease right-of-use assets	1,904	1,878
Goodwill	34,213	34,213
Intangible assets, net	29,335	33,182
Other assets	2,894	3,861
Total assets	$135,754	$136,793
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,789	$3,442
Accrued expenses and other current liabilities	9,578	10,216
Line of credit	4,000	4,000
Deferred revenue, short-term	40,035	38,401
Total current liabilities	57,402	56,059
Deferred revenue, long-term	3,845	5,832
Deferred tax liability	1,359	1,361
Operating lease liabilities, net of current portion	976	1,142
Total liabilities	63,582	64,394
Stockholders' equity
Common stock: $0.005 par value; 500,000,000 shares authorized; 12,825,960 and 12,634,485 shares issued and outstanding as of December 31, 2025 and 2024, respectively	64	64
Additional paid-in capital	186,115	177,021
Accumulated deficit	(113,718)	(104,298)
Accumulated other comprehensive loss	(289)	(388)
Total stockholders' equity	72,172	72,399
Total liabilities and stockholders' equity	$135,754	$136,793